Exhibit 5.7

Merrill’s Wharf
254 Commercial Street
Portland, ME 04101

PH 207.791.1100
FX 207.791.1350

pierceatwood.com

December 5, 2014

Casella Waste Systems, Inc.

25 Green Hill Lane

Rutland, VT 05701

Re:	Casella Waste Systems, Inc. Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special Maine counsel for the guarantors listed on Exhibit A attached hereto (the “Maine Guarantors”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by Casella Waste Systems, Inc., a Delaware corporation (the “Company”) and the guarantors listed therein (the “Guarantors”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) for the registration of the following securities: (a) senior debt securities of the Company (“Senior Debt Securities”); (b) subordinated debt securities of the Company (“Subordinated Debt Securities”); (c) 7.75% senior subordinated notes due 2019 of the Company (“Senior Subordinated Notes” and, together with the Senior Debt Securities and the Subordinated Debt Securities, the “Debt Securities”); (d) Class A common stock, par value $0.01 per share, of the Company (“Common Stock”); (e) preferred stock, par value $0.01 per share, of the Company (“Preferred Stock”); (f) depositary shares representing a fractional interest in a share of Preferred Stock of the Company (“Depositary Shares”); (g) contracts obligating the Company or a holder to purchase or sell Common Stock, Preferred Stock or Depositary Shares at a future date or dates (“Purchase Contracts”); (h) purchase units, consisting of one or more purchase contracts and beneficial interests in Debt Securities, debt obligations of third parties, including U.S. treasury securities, or any other securities (“Purchase Units”); (i) warrants to purchase Debt Securities, Common Stock, Preferred Stock or Depositary Shares (“Warrants”); and (j) guarantees of Debt Securities by the Guarantors (the “Debt Guarantees”), all of which may be issued from time to time on a delayed or continuous basis pursuant to Rule 415 under the Securities Act at an aggregate offering price not to exceed $250 million, as set forth in the Registration Statement, the prospectus contained therein and any amendments or supplements thereto.

For purposes of giving the opinions hereinafter set forth, our examination of documents has been limited to the examination of originals or copies of the following:

(a) The Articles of Incorporation of each Maine Guarantor that is a corporation, as certified by the office of the Secretary of State of the State of Maine (the “Secretary of State”), on November 20, 2014 (the “Articles of Incorporation”);

(b) The Bylaws of each Maine Guarantor that is a corporation as amended to date (as so amended, the “Bylaws”);

(c) The unanimous written consent of the board of directors of each Maine Guarantor that is a corporation, dated as of December 3, 2014, relating to certain matters (the “Board Consents”);

December 5, 2014

(d) The Articles of Organization and the Certificate of Formation of each Maine Guarantor that is a limited liability company, as certified by the Secretary of State on November 20, 2014 (the “Articles of Organization”);

(e) The operating agreement of each Maine Guarantor that is a limited liability company, as amended to date (as so amended, the “Operating Agreements”);

(f) The Certificate of Limited Partnership of each Maine Guarantor that is a limited partnership, as certified by the Secretary of State on November 20, 2014 (the “Partnership Certificates”);

(g) The limited partnership agreement of each Maine Guarantor that is a limited partnership, as amended to date (as so amended, the “Partnership Agreements”);

(h) The unanimous written consent of the members of each Maine Guarantor that is a limited liability company, dated as of December 3, 2014, relating to certain matters (the “Member Consents”);

(i) The unanimous written consent of the general partner(s) of each Maine Guarantor that is a limited partnership, dated as of December 3, 2014, relating to certain matters (the “Partner Consents” and, together with the Board Consents and the Member Consents, the “Consents”);

(j) The Form of Senior Indenture, included as an exhibit to the Registration Statement;

(k) The Form of Subordinated Indenture, included as an exhibit to the Registration Statement;

(l) The 7.75% Senior Subordinated Notes due 2019 Indenture, dated as of February 7, 2011, among the Company, the guarantors party thereto and U.S. Bank National Association as trustee as amended or supplemented through the date hereof (the “Senior Subordinated Indenture” and, together with the Form of Senior Indenture and the Form of Subordinated Indenture, the “Indentures”), included as an exhibit to the Registration Statement;

(m) The Form of Guarantee, included as an exhibit to the Senior Subordinated Indenture;

(n) The Registration Statement (but excluding any reports or documents incorporated by reference as set forth under the heading “Incorporation by Reference” therein); and

(o) A Certificate of Good Standing for each Maine Guarantor, dated November 20, 2014, obtained from the Secretary of State (the “Certificates”).

For purposes of this opinion, we have not reviewed any documents other than the documents listed in paragraphs (a) through (o) above and the Certificate of Secretary of Applicable Subsidiaries relating to the Maine Guarantors and other direct or indirect subsidiaries of affiliates of the Company, dated December 5, 2014 (the “Secretary’s Certificate”). In particular, we have not reviewed any document (other than the documents listed in paragraphs (a) through (o) above and the Secretary’s Certificate) that is referred to in or incorporated by reference into the documents reviewed by us. We have assumed that there exists no provision in any document that we have not reviewed that is inconsistent with the opinions stated herein.

We have assumed (a) the authenticity and completeness of documents purporting to be originals (whether examined in original or copy form), the conformity to originals of documents purporting to be photostatic copies of originals, and the genuineness of all signatures, (b) the accuracy and completeness of all statements contained in certificates of public officials, upon which we have relied in preparing this opinion, and (c) the completeness of all corporate, limited liability company or limited partnership records of the Maine Guarantors furnished to us, but which on their face appear to be complete.

In rendering the opinions set forth herein, we have also, with your approval, assumed the accuracy and completeness of all factual representations made by the parties in the Indentures and all statements of fact made to us by the Maine Guarantors. As to certain matters of fact, we have relied solely on factual representations by the Maine Guarantors, including the Secretary’s Certificate, certifying as to the Consents, the Articles of Incorporation, the Bylaws, the Articles of Organization, the Operating Agreements, the Partnership Certificates, the Partnership Agreements and certain other matters, as specified therein, and our opinion is, therefore, as to such factual matters, based solely thereon. We have not undertaken any independent investigation to verify any matters of fact, representations or statements made to us.

December 5, 2014

This opinion is limited to the laws of the State of Maine, and we have not considered and express no opinion on the laws of any other jurisdiction, including federal laws and rules and regulations relating thereto. Our opinions are rendered only with respect to Maine laws and rules, regulations and orders thereunder that are currently in effect. The opinions below are not intended to, and do not, address the enforceability as against the Maine Guarantors of any obligation contained in or arising under the Indentures or the Debt Guarantees.

Our opinion expressed in paragraph 1 below as to the due organization, valid existence and good standing of the Maine Guarantors in the State of Maine is based solely upon the Certificates, is rendered as of the date of such Certificates, and is limited accordingly. We render no opinion as to the tax good standing of any of the Maine Guarantors in any jurisdiction.

Based upon the foregoing, and upon our examination of such questions of law and statutes of the State of Maine as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

1. Each Maine Guarantor is validly existing as a corporation, limited liability company or limited partnership, as the case may be, in good standing under the laws of the State of Maine, the jurisdiction of its formation.

2. Each Maine Guarantor has all requisite corporate, limited liability company or limited partnership (as the case may be) power and authority to execute, deliver and perform its obligations under the Debt Guarantees.

This opinion is subject to the following assumptions, exceptions and qualifications:

The opinions expressed and the statements made herein are expressed and made as of the date hereof and we assume no obligation to advise you of changes in law, fact or other circumstances (or the effect thereof on such opinions or statements) that may come to our attention after such time.

Wilmer Cutler Pickering, Hale and Dorr LLP may rely on this opinion for the purpose of issuing its opinion letter dated the date hereof. We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement, and to the use of our name therein and in the related prospectus (and any supplement thereto) under the caption “Legal Matters.” In giving the foregoing consents, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

PIERCE ATWOOD LLP

By:	/s/ David J. Champoux
A Partner

EXHIBIT A

The Maine Guarantors

• KTI Bio Fuels, Inc.	Maine corporation

• KTI Specialty Waste Services, Inc.	Maine corporation

• New England Waste Services of ME, Inc.	Maine corporation

• Pine Tree Waste, Inc.	Maine corporation

• Blow Bros.	Maine corporation

• NEWSME Landfill Operations LLC	Maine limited liability company

• Maine Energy Recovery Company, Limited Partnership	Maine limited partnership

• Casella Recycling, LLC	Maine limited liability company